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   FORM 4
__ Check this box if no
   longer subject to
   Section 16. Form 4
   or Form 5 obligations
   may continue. See
   Instruction 1(b).
   (Print or type Responses)
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                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934.
Section 17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f)
                     of the Investment Company Act of 1940.



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1.  Name and Address of        2. Issuer Name and Ticker or Trading Symbol  6. Relationship of Reporting Person(s) to Issuer
    Reporting Person*                                                                             (Check all applicable)
                                                                            [X]Director                    __  10% Owner
                                                                            [X] Officer (give title below)  __ Other (specify below)
                                                                            Chief Executive Officer & President
NORDENVALL, Bjorn                       OXiGENE, Inc. (OXGN)
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(Last)        (First)   (Middle)               3. IRS or Social        4. Statement for    7. Individual or Joint/Group Reporting
                                                  Security Number of      Month/Year                 (check applicable line)
                                                  Reporting Person                         [X]Form Filed by One Reporting Person
                                                  (Voluntary)             02/99            __ Form Filed by More than One Reporting
c/o OXiGENE, Inc.                                                                             Person
One Copley Place, Suite 602
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                  (Street)                                             5. If Amendment,
                                                                          Date of Original
                                                                          (Month/Year)

Boston, MA  02116
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(City)         (State)       (Zip)         Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
------------------------------------------ ------------- ----------------- ---------------------------------------------------------
1. Title of Security      2. Trans-   3. Transaction    4. Securities Acquired (A)  5. Amount of      6. Ownership    7. Nature of
   (Instr. 3)                action      Code (Instr.      or Disposed of (D)          Securities        Form:           Indirect
                             Date        8)                (Instr. 3, 4 and 5)         Beneficially      Direct (D)      Beneficial
                             (Month/                                                   Owned at End      or Indirect     Ownership
                             Day/                                                      of Month          (I)             (Instr. 4)
                             Year)                                                     (Instr. 3         (Instr. 4)
                                                                                        and 4
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                                         Code   V          Amount  (A) or (D)  Price
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Common Stock                 02/01/99     P                 70         A        $8.75        70            I                 (1)
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                                                                                        215,500            I                 (2)
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                                                                                         22,000            I                 (3)
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Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.
*  If the form is filed by more than one reporting person, See Instruction 4(b)(v).

FORM 4 (continued)                  Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                             (e.g., puts, calls, warrants, options, convertible securities)



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1. Title  2. Conver-  3. Trans-  4. Trans- 5. Number of   6. Date       7. Title      8. Price 9. Number  10. Owner-  11. Nature of
   of        sion or     action     action    Derivative     Exer-         and           of       of          ship        Indirect
   Deri-     Exercise    Date       Code      Securities     cisable       Amount        Deri-    Deri-       Form        Beneficial
   vative    Price of               (Instr.   Acquired (A)   and Expi-     of            vative   vative      of Deri-    Ownership
   Secu-     Deri-       (Month/     8)       or Disposed    ration        Under-        Secu-    Secu-       vative      (Instr. 4)
   rity      vative      Day/                 of (D)         Date          Lying         rity     rities      Security:
   (Instr.   Security    Year)                (Instr. 3,     (Month/       Securi-       (Instr.  Benefi-     Direct
   3)                                         4, and 5)      Day/          ties           5)      cially      (D) or
                                                             Year)         (Instr.                Owned       Indirect
                                                                           3 and 4)                at End      (I)
                                                                                                  of          (Instr.
                                                                                                  Month        4)
                                                                                                  (Instr.
                                                                                                   4)
                                    --------------------------------------------------
                                    Code V    (A)   (D)    Date    Expir- Title Amount
                                                           Exerci- ation        or
                                                           sable   Date         Number
                                                                                of
                                                                                Shares
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Explanation of Responses:
(1) Shares are held by daughter.
(2) Shares are held by a corporation organized under the laws of Sweden of which the reporting person is the sole stockholder.
(3) Shares are held through capital insurance placed by the reporting person.


** Intentional misstatements or omissions of       By:  /s/ M. A. Kunst                               March 10, 1999
   facts constitute Federal Criminal                    ---------------------------------------       ------------------------------
   Violations.                                          M. A. Kunst                                   Date
   See 18 U.S.C. and 15 U.S.C. 78ff(a).                 Attorney-in-Fact, pursuant to power
                                                        of attorney filed herewith
Note:    File three copies of this Form, one
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         If space provided is insufficient,
         see Instruction 6 for procedure.

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